HEALTHCARE TRUST OF AMERICA, INC
INVESTOR HIGHLIGHTS
3RD QUARTER RESULTS AND RECENT EVENTS

Healthcare Trust of America, Inc. is very proud of our recent results and would like to call to your attention the following:

•	Increasing Revenues: Total revenues for the three and nine months ended September 30, 2009, were $31.8 million and $92.0 million, respectively, compared to $23.9 million and $53.3 million for the three and nine months ended September 30, 2008, which represents an increase of 33% and 73%, respectively.

•	Greenville Acquisition: We acquired a 16-building portfolio in Greenville, South Carolina from Greenville Hospital System (“GHS”), for approximately $162.8 million on September 18, 2009. GHS is a leading provider of healthcare services in South Carolina with approximately 70% market share and holds an “AA” credit rating from Fitch.

•	Improving MFFO[1] Coverage: Modified funds from operations, or MFFO, coverage for the three months ended September 30, 2009, was 54% compared to 46% in the prior quarter. If the recent Greenville acquisition had been closed effective July 1, 2009, MFFO coverage for the quarter would have been approximately 66%. The run rate ending Q3 on a “go forward” basis was 66%, compared to 46% in the prior quarter. Should all pending acquisitions and other transactions under contract close by year end, our MFFO of $11.8 million will increase to approximately $17.8 million, resulting in MFFO coverage ratio of approximately 78 to 82%. (1 MFFO represents funds from operations without the impact of acquisition costs, one-time costs and non-cash GAAP income/expenses.)

•	Strong Increases in NOI: Net operating income, or NOI, was $21.3 million and $59.2 million for the three and nine months ended September 30, 2009, compared to NOI of $15.2 million and $34.7 million in the comparable prior 2008 periods, an increase of 40% and 71%, respectively. With the recent Greenville acquisition on a full quarter basis, NOI would have increased by $2.6 million to $23.8 million for Q3 2009. On an annual basis, the Greenville portfolio adds $13.4 million to NOI plus annual rental increases. In addition, pending announced acquisitions and other transactions, including a medical office building portfolio in Sun City, AZ and medical office buildings in Englewood, CO, Spartanburg, SC, and Baltimore, MD, and Oak Park, IL not yet closed will increase portfolio NOI by approximately $13.5 million or by approximately $3.4 million per quarter.

•	Superior Buying Opportunities: By being patient and prudent, we are seeing and taking advantage of superior buying opportunities due to our strong balance sheet with cash of approximately $322 million. Many of our acquisitions are generally “off market” and are negotiated directly with the seller. This drives down transaction costs and can improve pricing and transaction terms. As of November 16, 2009, we have signed purchase and sale agreements to acquire approximately $153 million of medical office buildings.

•	Strong Portfolio Composition/Growing Property Portfolio: We have a strong real estate portfolio with annual rent increases of 2% to 3%. Approximately 34% of our portfolio is leased to credit rated tenants rated A or AA by Fitch or S & P. Our portfolio square footage increased quarter over quarter by 15%, from 5.5 million square feet to 6.3 million square feet. Since September 18, 2009, we have invested over $162.8 million, and expect to deploy approximately $150 million to $250 million on or about year end 2009.

•	Reduced Cost Structure: The reduced cost structure of our organization as a result of our choice to become fully self managed and performance driven has and will continue to improve substantially our NOI and MFFO growth.

•	New Financing: In these challenging financing markets, we secured long-term financing on the Greenville portfolio with $72 million of loan proceeds, an average loan term of 7.4 years, and an average interest rate of 6.25%.

•	Strong Balance Sheet: We maintained a strong balance sheet with total assets of $1.5 billion, including cash on hand of approximately $322 million. Of this amount, approximately $250 million is targeted for future acquisitions.

•	Financial Leverage is 30%: With debt of $452 million, our leverage ratio is 30%. Our weighted average interest rate on our fixed rate debt is 5.76% and our variable debt is 2.70% for the nine months ended September 30, 2009.

•	Improving Property Occupancies: Due to our strong asset management capabilities and our sector focus on medical office buildings, our portfolio occupancy increased from 89.9% in the second quarter to 90.4% in the third quarter. Our tenant retention over the past three quarters has been 92%.

•	Skilled, Experienced Management Team: We have a strong management team lead by Scott D. Peters, with over 28 years of executive management experience in the real estate industry. Mark D. Engstrom, our EVP Acquisitions, has more than 25 years of real estate and hospital administration experience. Christopher E. Balish, SVP Asset Management, has 23 years of asset, property management and leasing experience. Kellie S. Pruitt, our Chief Accounting Officer, has over 14 years of accounting experience in the real estate and consumer business industries. We currently have 25 employees and have recently added the following individuals to our acquisition team: Christopher Stai, Acquisitions Manager, has 13 years of acquisitions and asset management experience; Tyler Jamison, Acquisitions Manager, has 10 years of acquisitions and real estate transactional experience; and Brenden Magee, VP Asset Management and Acquisitions, has 12 years of acquisitions, dispositions and asset management experience.

•	Reaffirmed Monthly Distributions: The Board of Directors declared cash distributions for the months of October, November and December 2009. These distributions will equal a 7.25% annualized rate based on a share price of $10.00.

•	Successful Dealer Manager Transition: We successfully transitioned our dealer manager function to Realty Capital Securities. We have witnessed strong capital raising since the transition at the end of August 2009, with month over month growth of more than 10%.

•	Continued Geographical and Tenant Diversification: We made 45 geographically diverse acquisitions valued at approximately $1.2 billion based on purchase price, which includes 154 buildings and one real estate-related asset, as of September 30, 2009. Our portfolio totals approximately 6.3 million square feet, and includes 137 medical office buildings, four hospitals, 9 skilled nursing and assisted living facilities and four other office buildings located in 19 states, including: Arizona, California, Colorado, Florida, Georgia, Indiana, Kansas, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin.

•	Creation of Shareholder Value: We have continued to build shareholder value through a combination of the following: (i) having managed capital in order to take advantage of today’s superior buying opportunities; (ii) acquiring high quality medical office properties at unleveraged cap rates above 8%; (iii) converting to self management so as to significantly reduce operating costs and to focus on performance driven management; (iv) post transition, continuing to raise substantial equity through Realty Capital Securities; (v) augmenting our senior management team with skilled, experienced professionals; (vi) affirming our 7.25% annual distribution; (vii) further diversifying our property portfolio by tenant and geography, while adhering closely to our core strategy; and (viii) generating consistent improved financial performance quarter over quarter: increased revenues, improved FFO and NOI, reduced operating costs.

MFFO is a non-GAAP financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from operations before depreciation, amortization, acquisition costs, one-time costs and non-cash GAAP income/expenses. The following is the calculation of MFFO for the three and nine months ended September 30, 2009:

	Three-months	Nine-months

Net income (loss)	$(10,074,000)	$(20,409,000)
Add:
Depreciation and amortization — consolidated properties	13,287,000	39,231,000
Less:
Net (income) loss attributable to noncontrolling interest of limited partners	(70,000)	(241,000)
Depreciation and amortization related to noncontrolling interests	(51,000)	(77,000)
Acquisition expenses	5,920,000	9,100,000
One time charges	1,112,000	1,973,000
Former Advisor fees	1,765,000	5,677,000
Gain on interest rate swaps	(66,000)	(3,357,000)

MFFO	$11,823,000	$31,897,000

MFFO per share – basic and diluted	$0.10	$0.30

Weighted average common shares outstanding – Basic	124,336,078	105,257,482

Diluted	124,336,078	105,257,482

Net Operating Income

Net operating income is a non-GAA P financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before interest expense, general and administrative expenses, depreciation, amortization and interest and dividend income. The following is the calculation of NOI for the three and nine months ended September 30, 2009:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net income (loss)	$(10,074,000)	$(5,638,000)	$(20,409,000)	$(11,813,000)
Add:
General and administrative	11,095,000	2,758,000	21,955,000	6,801,000
Depreciation and amortization	13,287,000	11,213,000	39,231,000	24,905,000
Interest Expense	7,006,000	6,938,000	18,644,000	14,886,000
Less:
Interest and dividend income	(60,000)	(52,000)	(233,000)	(83,000)

Net operating income	$21,254,000	$15,219,000	$59,188,000	$34,696,000

FORWARD-LOOKING LANGUAGE

This investor highlight contains certain forward-looking statements with respect to the growth and value of the REIT’s portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of certain assets may not be completed if the conditions to closing are not satisfied; the strength and financial condition of the REIT’s portfolio; the strength and financial condition of the REIT’s tenants; uncertainties relating to changes in general economic conditions and the REIT’s conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of the REIT’s investment strategy; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time, and as detailed from time to time in the REIT’s periodic reports, as filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The REIT undertakes no obligation to publicly update or revise any forward-looking statements.